Composite Technology Corporation
First Quarter 2011 Earnings Conference Call
February 9, 2011

Operator: Good day and welcome to the Composite Technology Corporation First Quarter 2011 Earnings Conference Call.  All participants will be in a listen-only-mode.  Should you need assistance, please signal a conference specialist by pressing the star key, followed by zero.  After today’s presentation, there will be an opportunity to ask questions.  Please note, this event is being recorded.

I would now like to turn the conference over to James Carswell.  Mr. Carswell, the floor is yours, sir.

James Carswell: Thank you and welcome to our earnings call for the quarter ending December 31, 2010.  With us today on the call are Benton Wilcoxon, our CEO, Stewart Ramsay, President of CTC Cable and DJ Carney, our CFO.  Before we get started, I’d like to read a brief Safe Harbor statement and then turn the call over to Benton Wilcoxon.

Statements made during this call, which are not strictly historical in nature, constitute forward-looking statements.  Those statements include, but are not limited to, the statements regarding the potential sales of ACCC® conductors and related products, expectations regarding CTC Cable revenues, costs, expenses and cash flow for the fiscal 2011.  Expectations regarding any current or future litigation, top line growth, earnings potential and CTC Cable business and the company’s position in the green energy efficiency energy sectors, as well as the company’s plans for CTC Cable in the United States or internationally, plans for development efforts in the CTC Cable business, expectations for current and future CTC Cable sales and anticipated financial results for 2011.  Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause CTC’s actual results to be materially different from those expressed or implied in such forward looking statements.  These factors include, but are not limited to risks related to the operations of CTC Cable, risks related to the Company’s financial wellbeing, courses of material and the risk that the company will continue as a going concern.  The risk that customers who use our ACCC® conductor technology may not grow as anticipated and the risk that the anticipated market opportunities may not materialize at the expected level, or at all, and risks that activities may not result in the growth of possible revenue.

All forward looking statements are quantified in their entirety, excuse me, qualified in their entirety by this cautionary statement and CTC is providing this information as of this date and does not take any obligation to update any forward looking statement discussed in this call as the result of new information, future events, or otherwise, other than required, under the applicable securities laws.  And now I’d like to turn the call over to our CEO, Mr. Benton Wilcoxon.

Benton Wilcoxon: Thank you, James.  Our agenda for today’s call will be as follows:  First, our CFO, DJ Carney will provide some commentary on our financial results, then, Stewart Ramsay, our CTC Cable, President and I will provide some comments on the quarter and talk about near and mid-term objectives and opportunities for the business.  Finally, we will take questions on the results.

I’d now like to turn over the call to our CFO.

DJ Carney: Thanks, Benton.  I’ll take a few minutes to walk through our, the financial results for the first quarter, beginning with the P&L and then our balance sheet.

ACCC® product revenues for the December 2010 quarter were $5.2 million, nearly double the 2.7 million in revenues in the prior December quarter and 3.3 million in revenues in the September of 2010 quarter.  The December 2010 revenues exceeded our guidance of 4.5 million that we provided in November.  Revenues improved due to an increased number of kilometers sold, primarily due to increases of sales into North America and China.  We are unable to provide revenue guidance for our March 2011 quarter due to uncertainties surrounding delivery times and revenue recognition for our $13.8 million Paraguay bid award which Benton and Stewart will discuss later in the call.

Our loss from operations for the December quarter improved by $2.6, to $3.6, a reduction from $6.2 million in the prior year, due to the net effect of a million three in higher gross margin and operating expense reductions of $1.3 million.  Our December 2010 gross margins were 27% of revenues, an improvement from the 5% margin recorded in the December 2009 quarter.  In dollar terms, gross margin increased by 1.3 million from December 2009 due to higher unit sales of higher per unit margin in ACCC® core sold in 2010 and a reduction in ACCC® core charge-offs from the prior year’s quarter.  The 2010 operations expense decrease of 1.3 million from the December quarter was driven primarily by G&A expense reductions of 1.8 million, offset by increases of 600,000 in sales and marketing expenses.  The G&A reductions were due to a combination of cost cutting measures implemented throughout 2010, in addition to reductions in costs from 2009 related to idle manufacturing and a onetime charge which was recorded in 2009 for a payroll tax expense accrual related to the 2002 to 2005 tax years.  The sales and marketing expense increase is due to increased headcount and other costs related to our investment in top line growth as well as commissions costs on higher revenue levels.

As to the balance sheet, we ended the December quarter with total cash of 18.3 million, a reduction of 1.1 million from the September 2010 quarter.  Included in our cash balance is over 16 million of cash remaining in escrow from our 2009 DeWind sale, of which 11.7 million is scheduled to be released later this year.

During the quarter, we violated the debt covenants of our $10 million debt with PFG.  While this technically could allow PFG to declare us in formal default, to date this has not occurred.  We continue to work with our lenders who continue to see the value of CTC and who recognize our recent sale successes.  And with that, I will turn the call back to our CEO, Benton Wilcoxon to discuss business opportunities and the business moving forward.  Benton?

Benton Wilcoxon: Thank you, DJ.  Overall, we are very encouraged by the financial results of the December quarter and our recent sales wins.  The revenue growth is tracking in the right direction and is a good start to the fiscal year as we move towards profitability.  Our December quarter revenues of 5.2 million, in addition to expected shipments from our backlog of over 17 million, represent potential revenues of over 22 million.  Already more than double all of fiscal 2010’s revenues, we are only a third of the way through the fiscal year.  At this pace, we are exceeding our internal operating plans, which if achieved projects consolidated EBITDAs profitability in 2011.  Not included in our backlogs, are non-binding commitments for over 30 million more in core sales over the next 12 to 18 months and to add a little more information on all these subjects, I would like for our CTC Cable President, Stewart Ramsay to discuss various events that occurred with CTC Cable.

Stewart Ramsay: Thanks, Benton.  I’ll provide a quick summary on the progress that we’re making in sales and market development.  Year-to-date, we’ve done well.  We’re ahead of plan on sales, we had a major win in Paraguay with an 1100 kilometer project.  We’ve also booked a dozen other conductor, or core orders and eight hardware orders.  These orders have come from all regions and are, represent a mix of new and repeat customers.  The combination of the win in Paraguay and the other wins total over $20 million in new orders since the beginning of the fiscal year.  As a reference point, as Benton mentioned, our revenues for fiscal 2010 were just above 10 million.  The level of the activity in the market continues at a strong pace.  We are seeing continued growth in the number of meetings and presentations that are being requested, both introductory meetings, as well as detailed technical discussions.  The increase is uniform across existing and new markets.  The executive level interest in our product continues.  In the past three months, we’ve had over a dozen meetings with utility executives discussing the strategic value of our ACCC® conductor.  We remain busy running analysis for customers that are looking at ACCC® conductor as the solution to issues raised by NERC Order 810 that we discussed in our last call.

We are continuing with our strategy of developing relationships with high quality stranders in each of the major economic zones.  We’ve added Taihan in Korea.  We are also in discussions with stranders in other markets and expect to be able to announce the results of those discussions in coming months.  The strategy is paying off.  IMSA, who signed last fall is already production for projects that we have sold in Chile.  We are working with Sterlight in India on several tenders, or proposals for the Indian market and we are already working on Taihan with some high profile project opportunities in Korea.  CTC and Alcan have been in some very high level discussions with utilities for major projects in the US and Lamifil and CTC have delivered conductor for a high priority project for one of the utilities in the UK, the installation of which began this week.

There are several more game changing opportunities like Paraguay in our pipeline and while our revenue forecasts don’t rely on those, those opportunities do exist and are being pursued diligently.

We’re moving rapidly in R&D.  We continue to develop a range of ultra low side conductors, as well as faster installation method and we are expanding the range of hardware options available to our customers.  All of these developments are complementary to our existing ACCC® product family.  In all areas of the business, we continue to augment our team and build our bench strength.  We continue to do so judiciously and deliberately with a focus on areas that could potentially become bottlenecks to grow.  With that, I’ll turn it back to Benton.

Benton Wilcoxon: Thank you, Stewart.  Brief update on China, our new office in Beijing is now open and our employee team has moved in.  We are planning a formal opening ceremony to occur within the next few weeks.  Our Chinese employees are involved with strategic marketing, managing our relationships with stranders in China, assisting in certain sales, working on creating standards in China with the government for composite core conductors and assisting us in managing relationships with potential strategic partners.  After several trips by our COO, Marv Sepe and many meetings there, we are now in serious negotiations with a strong potential partner in China to create a significant joint venture with our CTC Cable Asia unit.  As soon as everyone is back on work schedule from the Chinese New Year, we are in the process of finalizing further meetings, planned later this month, to work out details of a business plan and timeline for implementation and finalize the proposed structure.  We are confident that we are on the track with our current China strategy and we believe that we will see significant results yet this year.

On the subject of financial matters, the company will need additional financing to achieve the objectives outlined by Stewart and myself and therefore, we are in discussions with potential lenders as well as potential equity sources.  We are also in negotiations to secure partial release of the escrowed funds from our sale of DeWind.  While we are mindful that shareholders in general do not dilution at our current market level, we also know that the company needs to have cash to be able to operate and secure the proper inventory levels to achieve the objectives outlined in our call today.

On the legal front, we remain confident in our pursuit of each of our legal cases.  The details in the cases are sensitive and some are coming towards conclusion, we are not going to comment further on any of the legal cases at this time.  And with that, I believe we will turn the meeting over to some questions.

Operator: Thank you, sir.  We will now begin the question and answer session.  To ask a question, you may press star, then one on your touchtone phone.  If you are using a speaker phone, please pick-up your handset before pressing the keys.  If your question has been answered and you would like to withdraw your question, please press star, then two.  Again, if you’d like to ask a question, please press star, then one.  At this time, we will pause momentarily to assemble our roster.

And the first question we have comes from Mike Breard of Hodges Capital.  Please go ahead.

Mike Breard: Yes, congratulations on making some good progress.  I was just wondering on your financing where you had to meet the covenant test on January 15th, if you could comment on what’s going on there and what actions you may have taken to have met that already.  Thanks.

Benton Wilcoxon: Well, we are working ,I think as DJ pointed out, we are working with the lenders on resolving the issues and they had given us a waiver up until that point and they have still effectively giving us the, the waiver up to this point and we continue discussions.  I believe that it’s clear that we do need to bring in additional financing in one form or another, or secure funds from the escrow, as I described a little earlier, and I think other than that, I think everyone is encouraged by our sales, our sales prospects, our, our order book going forward and our, the pipeline of potential projects which have already been engineered and remained open to the timelines of the various utilities around the world that have submitted those projects for analysis and evaluation as to the economic benefits of them.  So, we remain confident that we will resolve the issues.

Mike Breard: In terms of your financing, are you talking about $5 million, $15 million, 20 million, could you give some broad area of what you might be looking for?

Benton Wilcoxon: Well, at this point in time, we don’t think that is prudent to do.  Obviously, it needs to be enough to accomplish the objectives and it may take place partially in equity, or partially in loans, or partially from this release from escrow.  So, it’s a little hard to look at the, how that would occur and I wouldn’t want to, to really color any of the recurring negotiations with any of the particular players at this point in time.

Mike Breard: Okay.  Well, you’ve been very successful in raising money in the past, so, I assume you’re going to continue to be successful.  Also, there’s been several comments on various message boards that your plan is working at close to full capacity.  Is this some large order that you’re not allowed to announce until the product gets hung, or what, surely you’re not dealing for inventory, but could you give us some insight on what’s going on there?

Benton Wilcoxon: Sure, I’ll let Stewart address that since he’s the hands-on head of the cable division.

Stewart Ramsay: Sure, we had been running pretty much at full capacity and it’s been to supply a relatively large number of orders that came in toward the end of last year and, the end of last calendar year and the beginning of this calendar year, including some advance work we’ve been doing to meet tight deadlines for Paraguay.  We’ve gone ahead and produced some core to be able to support that project.  I guess what we would say is that we’re, we’re managing the production to meet the delivery requests for the customers.  We’re pretty happy to see the plant running at pretty much full capacity.

Mike Breard: Okay, on the Paraguay order, as I understand it from the Paraguay newspapers, it sounds like they wrote that specifically for composite cable and that just, just have some sore losers that are holding things up.  I know it’s a Third World country and there’s no way you can know for sure, but, I would assume you feel very confident that, that contract will be signed.

Stewart Ramsay: Sure, I think, I mean there are a couple of things there that I think we need to address.  When we received the spec, I think the initial documents came to us in August of last year, the specification was written, I wouldn’t say it was written for composite conductors, it was really focused on high-temperature, low sag conductors.  Composite our, composite conductors are one of the types of technology that, that could be successful in that.  So, it was slightly broader than composite.  There was a large number of competitors, there was a lot of work done by the utility, I forget the number of the addenda that were issued, but there was a large number of addenda that continued to broaden the number of competitors that could bid and we, we were awarded the project and one of the other competitors protested.  We prevailed in the first two protests, the third protest, we lodged our response to yesterday morning and we feel fairly confident based on the feedback from our team in Paraguay that we’ll prevail.  So, we’re, until we see the paper, it’s certainly not a done deal and at this point, we are still fairly confident that, that project will come to CTC.

Mike Breard: Okay and apparently they want it fairly quickly so they should generate some revenues pretty quickly.

Stewart Ramsay: Yes.  The contract requires delivery within 150 days of issuance of the irrevocable letter of credit.  So, it’s a fast turnaround.  We know that they have a fairly urgent need in Paraguay for this line, they need it in service sometime in the June/July timeframe to be able to meet anticipated demand.  So, and we and Alcan who will be stranding that conductor for us have got a production schedule down, we have very strong commitments from Alcan.   They’re a great partner for us on this project and very helpful all along the way and they’ve tooled up and prepared their facilities to be able to jump on this and assure that we can get the conductor down to Paraguay as quickly as possible.

Mike Breard: Okay as I understand that once you deliver the core to Alcan, you can take that into revenues, can’t you?

Benton Wilcoxon: No, it’s a conductor order.

Mike Breard: Okay.

DJ Carney: So, we, we’re still evaluating the revenue recognition on the Paraguay order right now.  That’s one of the reasons we’re not giving any forward looking guidance to our revenue numbers to the quarter.

Mike Breard: No matter how you do it, it’ll be recognized the next couple of quarters if they want it so quickly.

Benton Wilcoxon: We probably─we hope that in the final terms of the letter of credit that there would be partial releases if the shipments are made so, we hope that’s the case.

Mike Breard: Oh, okay. All right.  And the, on China, it sounds like you’re making good progress there with that entail, eventually building a plant in China to produce core, or what, how much to meet the demands there?

Benton Wilcoxon: Well, in China, we will─we really have to wait and see how this relationship that is gelling at the moment plays out, but it would call for a significant amount of business in China.  They are a very large player in China and we would anticipate that would lead to some joint manufacturing activities in China at their facility.

Mike Breard: Ok, all right.  And then, just, one last question on the escrow, is that something that the 11.7 million I believe you said, or the first amount that may come in, is that something where maybe you could just make a small payment to somebody and get a bunch of escrow released, or is that more of a long drawn out process?

Benton Wilcoxon: It’s a little complex and we’re right in the middle of those discussions right now, so I really don’t want to get into details, but there certainly are one last supplier issue that we’re finalizing at the moment and then upon doing that, we are hopeful that we will really resolve things and accelerate the release of the escrow.

Mike Breard: Okay.  Well good. I didn’t have a chance to read all of your 10-Q, but you did seem to indicate a much better outlook than previous 10-Q’s and I congratulate you for it and thank you for the update.

Benton Wilcoxon: Well, thank you, thank you Mike and thank you for remaining a good shareholder.

Mike Breard: Well, one of these days it’ll payoff.

Benton Wilcoxon: We hope so, for all of us.  And with that, I don’t believe there’s anymore current questions, and most of us need to go back to the task at hand which is fulfilling the objectives that Stewart outlined on all the potential projects we have and the potential orders.  With that, I think we will call this to a conclusion and I would like to thank everyone for their continued support of the company.

Operator: And we thank you, sir and we thank you the management for your time and the conference is now concluded and again, we thank you all for attending today’s presentation.  At this time, you may disconnect your lines.  Thank you.